                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                                    ------------
                      PROXY STATEMENT PURSUANT TO SECTION 14(a)
                       OF THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant [X]

    Filed by the Party other than the Registrant [ ]

    Check the appropriate box: [ ] Preliminary Proxy Statement

    [X] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      CHARLES E. SMITH RESIDENTIAL REALTY, INC.
                                    ------------
                  (Name of Registrant as Specified in its Charter)

         THE BOARD OF DIRECTORS OF CHARLES E. Smith Residential Realty, Inc.
                                    ------------
                     (Name of Person(s) Filing Proxy Statement)

    Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

            --------------------------------------------------
        (2) Aggregate number of securities to which transaction applies:

            --------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
            Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------
        (4) Proposed maximum aggregate value of
            transaction:

            --------------------------------------------------
        (5) Total fee paid:

            --------------------------------------------------
[ ]         Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

            --------------------------------------------------
        (2) Form, Schedule or Registration Statement No.:

            --------------------------------------------------
        (3) Filing Party:

            --------------------------------------------------
        (4) Date Filed:

            --------------------------------------------------

                   CHARLES E. SMITH RESIDENTIAL REALTY, INC.

                             2345 Crystal Drive

                          Arlington, Virginia 22202

                          NOTICE OF ANNUAL MEETING
                               OF SHAREHOLDERS

                    To Be Held On Wednesday, May 14, 1997

    You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Charles E. Smith Residential Realty, Inc. (the "Company") to be held on Wednesday, May 14, 1997, at 9:30 a.m., Eastern Daylight Savings Time, in the Arlington Ballroom of the Crystal Gateway Marriott Hotel, 1700 Jefferson Davis Highway, Crystal City, Arlington, Virginia 22202. Parking is available for you in the hotel garage. This meeting will be held for the following purposes:

        1.  To elect three directors to serve for an ensuing three-year term;

        2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the 1997 fiscal year; and

        3. To transact such other business as may properly come before such meeting or any adjournments thereof.

    Only shareholders of record at the close of business on April 2, 1997, will be entitled to vote at the meeting or any adjournments thereof.

    IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                       BY ORDER OF THE BOARD OF DIRECTORS

                       /s/ Ernest A. Gerardi, Jr.

                       Ernest A. Gerardi, Jr.
                       President and Chief Operating Officer

                      CHARLES E. SMITH RESIDENTIAL REALTY, INC.

                                  2345 Crystal Drive
                              Arlington, Virginia  22202


                                 PROXY STATEMENT FOR
                            ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON WEDNESDAY, MAY 14, 1997


    This Proxy Statement is furnished to shareholders of Charles E. Smith Residential Realty, Inc. (the "Company"), a Maryland corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on May 14, 1997, at 9:30 a.m., Eastern Daylight Savings Time, for the purposes set forth in the Notice of Meeting.
This solicitation of proxies is made on behalf of the Board of Directors (the "Board of Directors") of the Company.

    Holders of record of Common Stock (the "Common Stock") of the Company as of the close of business on the record date, April 2, 1997, are entitled to receive notice of and to vote at the Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on March 20, 1997, there were 13,232,953 shares of Common Stock issued and outstanding.

    Common Stock represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Director and FOR the proposal to ratify the appointment of Arthur Andersen LLP as independent auditors. The Company knows of no business other than that set forth above to be transacted at the meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

    To be voted, proxies must be filed with the Secretary of the Company prior to the time of voting. Proxies may be revoked at any time before exercise thereof by filing a notice of such revocation or a later dated proxy with the Secretary of the Company or by voting in person at the Meeting.

    The Company's 1996 Annual Report to Shareholders for the fiscal year ended December 31, 1996, has been mailed with this Proxy Statement. This Proxy Statement, the form of proxy, and the 1996 Annual Report to Shareholders were mailed to shareholders on or about April 14, 1996. The executive offices of the Company are located at 2345 Crystal Drive, Arlington, Virginia 22202.


                                ELECTION OF DIRECTORS
                                       (Item 1)
BOARD OF DIRECTORS

    The Board of Directors of the Company is divided into three classes, with approximately one-third of the directors elected by the shareholders annually. The directors whose terms will expire at the Meeting are Mandell J. Ourisman, Robert H. Smith, and Mallory Walker, each of whom has been nominated for election as a director at the Meeting to hold office until the Annual Meeting of Shareholders to be held in the year 2000 and until his successor is elected and qualified. Three nominees for director will be elected upon a favorable vote of a plurality of the voting Common Stock present and entitled to vote, in person or by proxy, at the Meeting.

    The Board of Directors of the Company recommends a vote FOR Messrs. Ourisman, Smith and Walker as directors to hold office until the Annual Meeting of Shareholders to be held in the year 2000 and until their successors are elected and qualified. Should either or both of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.

NOMINEES FOR ELECTION TO TERM EXPIRING 2000

    MANDELL J. OURISMAN. Since 1988, Mr. Ourisman has been Chairman of the Board of Ourisman Automotive Enterprises. Mr. Ourisman serves on the Board of Directors of the Acacia Mutual Life Insurance Company, where he is a member of the Executive and Finance Committees. He is also a former Director of the Riggs National Corporation. Mr. Ourisman, 70 years old, serves on the Executive Compensation Committee of the Company.

    ROBERT H. SMITH. Mr. Smith is Co-Chief Executive Officer and Co-Chairman of the Board of the Company, and Co-Chairman of the board of directors of each of the Property Service Businesses. Since 1962, Mr. Smith has been the President, Chief Executive Officer and a director of Charles E. Smith Construction, Inc. and its predecessor companies, where he oversees and directs all phases of development and construction of the Smith Companies' office, retail and residential real estate projects. He is also Secretary/Treasurer and a director of Charles E. Smith Management, Inc., which specializes in the management of office buildings. Mr. Smith joined the Smith Companies in 1950. Mr. Smith is the brother-in-law of Mr. Robert P. Kogod. Mr. Smith, 68 years old, serves on the Executive and Nominating Committees of the Company.

    MALLORY WALKER. Since 1976, Mr. Walker has been President, Chief Executive Officer and a Director of Walker & Dunlop, Inc., a mortgage banking real estate company. Mr. Walker previously served on the Boards of Directors of Atlantic Trust Company, N.A. and Federal National Mortgage Association ("Fannie Mae"); at Fannie Mae, he was a member of the Executive and Audit Committees, and was Chairman of the Nominating Committee. Mr. Walker is a former Governor of the Mortgage Bankers Association of America, and a former Director of the Apartment & Office Building Association, the Greater Washington Board of Trade, the Mortgage Bankers Association of Metropolitan Washington and the Washington Board of Realtors. Mr. Walker is a member of the American Society of Real Estate Counselors and the Urban Land Institute. Mr. Walker, 57 years old, serves on the Executive, Nominating and Audit Committees of the Company.

INCUMBENT DIRECTORS - TERM EXPIRING 1998

    ERNEST A. GERARDI, JR. Mr. Gerardi is President, Chief Operating Officer and a Director of the Company, and President, Chief Executive Officer, and a director of each of the Property Service Businesses. From 1985 until 1994, Mr. Gerardi was a member of the Executive Committee of Charles E. Smith Management, Inc., where he had overall responsibility for all day-to-day business operations and long-range planning. From 1985 through 1993, he served as Executive Vice President and Senior Executive Vice President of Charles E. Smith Management, Inc. Prior to joining the Smith Companies in 1985, Mr. Gerardi was with Arthur Andersen and Co., where he served as senior partner in charge of the firm's accounting and financial practice for over 250 professionals in Washington, D.C. During his 27 years with Arthur Andersen, he specialized in management consultation and strategic planning. He is also a member of the American Institute of Certified Public Accountants and the D.C. Institute of Certified Public Accountants. Mr. Gerardi, 61 years old, serves on the Executive Committee of the Company.

    CHARLES B. GILL. Mr. Gill is currently a Director of the Company. From 1979 until March 1, 1995, Mr. Gill was Governor and Chief Executive Officer of the National Rural Utilities Cooperative Finance Corporation ("NRUCFC"), a financial intermediary providing capital to rural electric systems. Mr. Gill also served on the Board and was Chief Executive Officer of the Rural Telephone Finance Cooperative, a financial intermediary providing capital to rural telephone systems. Mr. Gill also served on the Board of Directors and was President of the Guaranty Funding Corporation, a firm that issues government guaranteed debt for electric generation and transmission cooperatives. He also served on the Board and was Vice President of the National Cooperative Service Corporation, a firm that provides senior capital for various types of lease transactions for electric cooperatives. In addition, Mr. Gill served on the Boards of Directors of the National Rural Electric Cooperative Association International Foundation and the National Rural

Telecommunications Cooperative. Mr. Gill retired from full-time employment on March 1, 1995, and now acts in a consulting capacity to the various organizations mentioned above. Mr. Gill, 58 years old, serves on the Audit and Executive Compensation Committees of the Company.

INCUMBENT DIRECTORS - TERM EXPIRING 1999

    FRED J. BRINKMAN. From 1966 to 1991, Mr. Brinkman was a Partner in Arthur Andersen & Co. Since his retirement in 1991, he has served as a consultant to a number of organizations. Mr. Brinkman has been Managing Partner of Arthur Andersen & Co.'s Cleveland, San Francisco and Washington, D.C. offices, Regional Managing Partner of the firm's Western and Southeastern United States regions and Area Managing Partner for the Asia Pacific Area and Mainland China. Mr. Brinkman serves on the Boards of Directors of Figgie International Incorporated, Washington Gas Light Company, and Washington Mutual Investors Fund and is currently a consultant to Johnston Lemon Company. He is also a member of the American Institute of Certified Public Accountants and the D.C. Institute of Certified Public Accountants. Mr. Brinkman, 68 years old, serves on the Executive, Nominating and Audit Committees of the Company.

    ROBERT P. KOGOD. Mr. Kogod is Co-Chief Executive Officer and Co-Chairman of the Board of the Company, and Co-Chairman of the board of directors of each of Smith Realty Company, Consolidated Engineering Services, Inc., Smith Management Construction, Inc., and Charles E. Smith Insurance Agency, Inc., the affiliated entities that conduct the Company's multifamily and retail management and leasing, engineering and technical, interior construction and renovation, financing, insurance brokerage, and other property-related services (collectively the "Property Service Businesses"). Since 1964, Mr. Kogod has been the President, Chief Executive Officer and a director of Charles E. Smith Management, Inc. where he oversees and directs all phases of the leasing and management of the Smith Companies' office real estate portfolios. He is also Secretary/Treasurer and a director of Charles E. Smith Construction, Inc., an affiliate company that specializes in the development and construction of office, retail and residential projects. Mr. Kogod joined the Smith Companies in 1959. Mr. Kogod is the brother-in-law of Mr. Robert H. Smith. Mr. Kogod, 65 years old, serves on the Executive, Nominating and Executive Compensation Committees of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

    In accordance with the Amended and Restated Bylaws of the Company, the Board of Directors has established an Executive Committee, an Audit Committee, a Nominating Committee, and an Executive Compensation Committee. The membership of these Committees is set forth in the preceding section of this Proxy Statement.

    The Executive Committee has the authority, subject to the Company's conflict of interest policies, to acquire and dispose of real property and the power to authorize, on behalf of the full Board of Directors, the execution of certain contacts and agreements, including those related to the borrowing of money by the Company (and, consistent with the First Amended and Restated Agreement of Limited Partnership of Charles E. Smith Residential Realty L.P. (the "Operating Partnership"), as amended, to cause the Operating Partnership to take such actions), provided however, that it may not approve acquisitions of property in excess of either $50 million per property or $100 million per calendar quarter, or take any action which would cause the debt-to-market capitalization ratio of the Company to exceed 50%. The Executive Committee met three times in 1996.

    The Audit Committee, which consists of three independent directors, was established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, review professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees, and review the adequacy of the Company's internal accounting controls. The Audit Committee met three times in 1996.

    The Executive Compensation Committee was established to determine compensation for the Company's executive officers and to implement the Company's stock and unit option award plans and annual incentive plans. The Executive Compensation Committee met once in 1996, in January, to approve executive compensation levels for 1996 and award bonuses with respect to fiscal year 1995.

    The Nominating Committee was established to seek out, evaluate, and recommend to the Board candidates for election to the Board of Directors. It was formed subsequent to the Annual Meeting of 1996 and did not meet during 1996. It will consider nominees recommended by shareholders, but has adopted no special procedures for such nominations.

    The Board of Directors held four regular and three special meetings during 1996, in addition to conducting occasional business by unanimous written consent.


COMPENSATION OF DIRECTORS

    The Company pays its directors who are not officers of the Company fees for their services as directors. Directors receive annual compensation of $15,000, paid quarterly, plus a fee of $1,000 (plus out-of-pocket expenses) for attendance (in person or by telephone) at each meeting of the Board of Directors, including committee meetings. Effective as of June 30, 1994, and pursuant to the Company's Directors Stock Option Plan, each current director who is not an employee of the Company received an option to purchase 5,000 shares of Common Stock at $24.00 per share (equal to the public offering price in the Company's initial public offering). The Plan also provides for automatic grants of options, exercisable for 5,000 shares of Common Stock, to each newly appointed non-employee director, of which there have been none to date. Officers of the Company who are directors are not paid any director fees, nor are they eligible to participate in the Directors Stock Option Plan.



                 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                       (Item 2)

    The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the accounting firm of Arthur Andersen LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1997. Arthur Andersen LLP has served as independent auditors of the Company since the Company's commencement of operations and is considered by management of the Company to be well qualified. The Company has been advised by Arthur Andersen LLP that neither the firm nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. Representatives of Arthur Andersen LLP will be present at the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

    The ratification of the appointment of Arthur Andersen LLP requires the approval of a majority of shares of Common Stock present and entitled to vote at the meeting. The Board of Directors of the Company recommends a vote FOR the proposal to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the 1997 fiscal year.

                           EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company and the Property Service Businesses of the Co-Chief Executive Officers, and those persons who were, as of December 31, 1996, the six other most highly compensated executive officers or employees (the "Named Executive Officers") of the Company and the Property Service Businesses:



                              SUMMARY COMPENSATION TABLE




                                             ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                             -------------------              ----------------------

                                                                                RESTRICTED      STOCK/UNITS         ALL OTHER
  NAME AND PRINCIPAL                                                            STOCK/UNIT      UNDERLYING         COMPENSATION
       POSITION            YEAR      SALARY (1)     BONUS (1)     OTHER (2)     AWARDS (3)      OPTIONS (3)             (4)

ROBERT H. SMITH (5)        1994       $75,000          $0            $0             NA              NA                  $0
Co-Chairman of the         1995       $150,000         $0            $0             NA              NA                  $0
Board                      1996       $150,000         $0            $0             NA              NA                  $0
and Co-Chief Executive
Officer

ROBERT P. KOGOD  (5)       1994       $75,000          $0            $0             NA              NA                  $0
Co-Chairman of the         1995       $150,000         $0            $0             NA              NA                  $0
Board                      1996       $150,000         $0            $0             NA              NA                  $0
and Co-Chief Executive
Officer

ERNEST A. GERARDI, JR.     1994       $189,000      $100,000         $0         $1,256,250        150,000            $10,457
President, Chief           1995       $378,200      $200,000         $0             $0               0               $55,936
Operating                  1996       $378,200      $200,000         $0             $0               0               $34,677
Officer, and Director

MATTHEW B. MCCORMICK       1994       $90,000      $30,000 (6)       $0             $0            40,000              $1,973
Senior Vice President-     1995       $180,000     $75,000 (6)       $0             $0               0               $10,163
Retail                     1996       $180,000     $75,000 (6)       $0             $0               0               $55,710

ROGER L. WEEKS             1994       $92,500        $14,000         $0             $0            50,000              $1,973
Senior Vice President-     1995       $195,000       $32,000         $0             $0               0                $4,920
Residential                1996       $200,000       $32,000         $0             $0               0                $4,927

ANTHONY L. LOPINTO (7)     1994       $87,500        $48,000         $0          $376,875         75,000               $987
(former) Executive         1995       $282,560      $160,000         $0             $0               0                $2,460
Vice President,            1996       $236,554         $0            $0             $0               0                 $750
Treasurer, and Chief
Financial Officer

CHARLES R. HAGEN (7)       1994       $59,125        $12,500         $0             $0            10,000              $1,898
Vice President, Acting     1995       $123,000       $15,000         $0             $0               0                $4,623
Treasurer and Chief        1996       $128,000       $17,000         $0             $0               0                $4,893
Financial Officer

_______________
(1) A portion of the amounts set forth as "Salary" and "Bonus" represent amounts actually paid to Messrs. Gerardi, McCormick, Weeks, LoPinto, and Hagen by the Property Service Businesses, which are unconsolidated subsidiaries of the Company. The Company commenced operations on June 30, 1994, and the amounts set forth as "Salary" and "Bonus" for 1994 represent the amounts actually paid to such officers for the period June 30, 1994, to December 31, 1994. For 1995 and 1996, "Salary" includes amounts actually paid in 1995 and 1996 and "Bonus" includes amounts paid in January 1996 and January 1997 with respect to the immediately preceding fiscal year.
(2) The dollar value of perquisites and other personal benefits did not exceed $50,000 or 10% of the total annual salary and bonus for any of the persons named in the table for 1994, 1995, or 1996.
(3) Neither Mr. Smith nor Mr. Kogod is eligible to participate in the Restricted Stock and Restricted Unit Plan or the Employee Stock and Unit Option Plan (the "Plans"). No stock, Units, or options were granted under these Plans in 1995 or 1996. As a result of previous grants under the Plans, on December 31, 1996, Mr. Gerardi held 25,000 restricted Units worth $731,250 based on the last reported sale price of the Company's Common Stock on December 31, 1996, of $29.25; distributions are paid on such Units.

(4) Unless otherwise stated, these amounts represent employer contributions to the Charles E. Smith Employees Retirement Plan maintained by the Property Service Businesses, made with respect to the listed year even if such payment was partially made in the following year. In the case of Mr. Gerardi, a portion of these amounts represents the payment of premiums on a life insurance policy:
$29,750 in 1996, $51,016 in 1995 ($21,266 of which was for a partial year period), and $8,484 in 1994. In the case of Mr. McCormick, a portion of these amounts, $50,783 in 1996 and $5,243 in 1995, represents leasing commissions paid in connection with extraordinary third-party brokerage business.
(5) Messrs. Smith, Kogod, and LoPinto also received compensation from entities other than the Company and the Property Service Businesses, for services rendered as employees of those entities.
(6) This bonus was granted partially in consideration of the standard level of commission business generated on behalf of the Company.
(7) Mr. LoPinto was the Chief Financial Officer of the Company until August 1996, but was not an executive officer of the Company on December 31, 1996. He is included in the chart because he was among the four most highly compensated employees of the Company in 1996 under applicable securities law definitions. Mr. Hagen was acting Treasurer and Chief Financial Officer on December 31, 1996.

OPTIONS AND AWARDS

    The Company has established an Employee Stock and Unit Option Plan (the "Option Plan") and an Employee Restricted Stock and Restricted Unit Plan for the purpose of attracting and retaining executive officers and other key employees. Options granted under the Option Plan are exercisable for Units in the Operating Partnership or shares of Common Stock; in certain circumstances, Unit holders may redeem their Units, on a one-for-one basis, for shares of Common Stock, or the cash equivalent thereof, at the option of the Company. As of December 31, 1996, the Company and the Property Service Businesses had granted and outstanding 815,000 Unit options and 87,500 restricted Units under these Plans.

    No options or awards were granted to the Named Executive Officers in 1996.

    The following table sets forth for four of the Named Executive Officers information with respect to: (i) the Unit options exercised during 1996, (ii) the net value realized upon such exercises, (iii) the number of Units covered by unexercised Unit options held at December 31, 1996, and (iv) the value of such unexercised options at December 31, 1996. Neither Robert H. Smith nor Robert P. Kogod, Co-Chief Executive Officers, is eligible to participate in the Option Plan.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                               AND FY-END OPTION VALUES



                                                                 NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                                # OF UNITS                            OPTIONS AT                  IN-THE-MONEY OPTIONS AT
                               ACQUIRED ON      VALUE              DECEMBER 31, 1996               DECEMBER 31, 1996 (1)
 NAME                            EXERCISE     REALIZED ($)     EXERCISABLE UNEXERCISABLE         EXERCISABLE UNEXERCISABLE
 ----                            --------     ------------     ----------- -------------         ----------- -------------
 Ernest A. Gerardi, Jr.              0             0              60,000           90,000          $315,000    $472,500




 Matthew B. McCormick                0             0           16,000           24,000          $84,000          $126,000

 Roger L. Weeks                      0             0           20,000           30,000          $105,000         $157,500

 Anthony J. LoPinto                  0             0              0               0                $0               $0

 Charles R. Hagen                    0             0            4,000           6,000           $21,000           $31,500

________
(1) Based on the last reported sale price of the Company's Common Stock on December 31, 1996, of $29.25 and the per Unit exercise price of $24.00. All options are exercisable for Units in the Operating Partnership and expire on June 23, 2004. Holders of Units may redeem their Units for either shares of Common Stock on a one-for-one basis or the cash equivalent thereof, at the option of the Company.

                                EMPLOYMENT AGREEMENTS

    Neither the Company nor any of its affiliated entities has an employment agreement with any officer or employee.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING PERFORMANCE GRAPH AND REPORT ON EXECUTIVE COMPENSATION SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.



                                  PERFORMANCE GRAPH
              COMPARISON OF CUMULATIVE TOTAL RETURN OF CHARLES E. SMITH
         RESIDENTIAL REALTY, INC., THE NAREIT EQUITY REIT TOTAL RETURN INDEX,
                         AND THE S&P 500 COMPOSITE INDEX (1)




                                 [GRAPH APPEARS HERE]





                                                                    PERIOD ENDING

INDEX                                        6/24/94     12/31/94    6/30/95     12/31/95    6/30/96     12/31/96
-----                                        -------     --------    -------     --------    -------     --------

Charles E. Smith Residential Realty, Inc.     100.0       104.48      101.80      105.58      111.80      142.07

S&P 500                                       100.0       105.28      126.56      144.84      159.44      177.95

NAREIT Equity Total Return Index              100.0        97.56      103.13      112.46      120.13      152.12



(1) Assumes $100 invested on June 24, 1994, in the Company's Common Stock, the NAREIT Equity REIT Total Return Index ("NAREIT Index"), and the S&P 500 Composite Index ("S&P Index"). Returns for the Company are actual returns measured from the date of the initial public offering on June 24, 1994. The values of the assumed investment in both the NAREIT Index and the S&P Index are the estimated values of these indices on June 24, 1994, based on a proration of the values of those indices on May 31 and June 30, 1994 (these indices are published only as of the last day of each month). Total return assumes the reinvestment of dividends and an actual increase in the market value of the Common Stock relative to an initial investment of $100.

                    REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                              OF THE BOARD OF DIRECTORS

    The following report has been provided by the Executive Compensation Committee (the "Committee") of the Company's Board of Directors. The Committee met on January 30, 1996, to approve base compensation levels for certain executive officers in 1996, to approve annual cash bonuses for 1995, and to review the Company's compensation practices. The Committee met again on January 21, 1997, to approve base compensation levels for certain executive officers in 1997 (including compensation for a new chief financial officer), to approve annual cash bonuses for 1996, and to review the Company's compensation practices.

    EXECUTIVE COMPENSATION PHILOSOPHY

    The Company's compensation philosophy is guided by two overriding principles. First, the Company intends to provide fully competitive levels of compensation, at expected performance levels, in order to attract, motivate and retain talented executives. Second, the Company's compensation program is intended to align the interests of the Company's executives and shareholders, by linking a portion of each executive's compensation directly to the Company's performance, which should increase shareholder value over time.

    In support of this compensation philosophy, the Company's executive compensation program is designed to reward performance that contributes to the Company's short-term and long-term success. Accordingly, the Company attempts to provide both short-term and long-term incentive compensation that varies based on the Company's performance and the individual's performance. To accomplish these goals, the Company's executive compensation program is structured with three primary components: base salary, annual bonus and long-term incentives (i.e., stock and Unit options and restricted stock and Unit awards). Each of these three components is discussed separately below.

    The deductibility limitation outlined by Section 162(m) of the Internal Revenue Code is not currently a consideration for the Company because none of its executives earned sufficient income in 1995 nor are any Company executives anticipated to have sufficient income in the near future to be subject to the provision's $1 million compensation deduction limitation. Certain "performance-based compensation" is excluded from the $1 million limitation. Restricted Units are subject to the deductibility limitation, but are not treated as compensation paid to an executive officer for this purpose until the Units have vested.

    BASE SALARY

    The base salary program is designed to provide salary opportunities which are competitive with a community of competitor companies, as well as to reward individual contributions through performance-driven salary growth. Base salary levels are determined according to each individual employee's position in the Company and the employee's performance in that position. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will be paid correspondingly higher salaries. Salaries for executive officers are reviewed annually in accordance with a variety of factors, including individual performance, market increases in salary levels, and the Company's overall financial results.

    At its meeting in January 1996, the Committee reviewed a comparative analysis of company data and compensation of executives by other REITs prepared by Arthur Andersen LLP, while acknowledging that realistic comparisons are difficult because of inconsistent job responsibilities and titles, the common practice of granting senior executives significant stock at the time of a REIT's formation in lieu of salary, and the large ownership positions held by many of these officers in predecessor entities that make wage compensation a secondary concern. In addition, the Company has income from property service businesses which is significantly greater than that of any other REIT included in the compensation comparison reviewed by the Committee. The Committee noted that the Company had achieved or exceeded its operating objectives in 1995, by exceeding the projected "Funds From Operations" and property acquisition and development targets. The Company's stock performance was considered with respect to the compensation of the Chief Operating Officer. The Committee reviewed and approved management's recommended salary levels for 1996. At its meeting in January 1997, the Committee undertook a similar analysis and approved management's recommended salary levels for 1997. The 1996 and 1997 salary levels of the Co-Chief Executive Officers and the Chief Operating Officer and President remained unchanged from 1995.

    BONUS

    The Company's policy of awarding annual cash bonuses is designed to relate executive pay to Company and individual performance. Cash bonuses provide financial rewards for the achievement of Company and personal goals. At its January 1996 and 1997 meetings, the Committee approved bonuses for 1995 and 1996, respectively, to executive officers consistent with this approach. The Company's achievement of its cash flow and acquisition objectives and other strategic business objectives in 1996 and the Company's stock performance were major factors in determining bonus awards. Consistent with previous practice, no bonuses were awarded to the Co-Chief Executive Officers.

    EMPLOYEE STOCK AND UNIT OPTION PLAN

    The Company has adopted the 1994 Employee Stock and Unit Option Plan, which is designed to attract, retain and motivate executive officers and other key employees. As the Company's performance results in increased shareholder value, key employees will participate by increases in the value of their stock or unit options. Messrs. Smith and Kogod are not eligible to participate in this plan. Under the terms of the plan, the Committee selects the officers and employees of the Company and the Operating Partnership (but not the Property Service Businesses) to whom options will be granted. The number of options granted is determined based on competitive market practice, the Company's financial success, and each individual's position and level of responsibility within the Company. Initial grants were made to certain employees of the Company, including all of its executive officers other than Messrs. Smith and Kogod, at the time of the Company's initial public offering in June 1994; these options vest in 20% increments on the first through fifth anniversaries of the date of grant and will expire if not exercised by June 23, 2004, or under certain other conditions set forth in the Option Plan. No additional grants were made by the Committee in 1996.

    RESTRICTED STOCK AND RESTRICTED UNIT PLAN

    The Company has adopted the 1994 Restricted Stock and Restricted Unit Plan as an additional means of attracting, retaining, and motivating key employees. Messrs. Smith and Kogod are not eligible to participate under the plan. Under the terms of the plan, the Committee selects the officers and employees of the Company and the Operating Partnership (but not the Property Service Businesses) to whom restricted shares and/or units will be granted. The Committee is also authorized to determine the bases upon which the restrictions on restricted shares and restricted Units will lapse. Initial grants to certain employees of the Company, including some of its executive officers, were approved by the Committee at its meeting in July 1994. The number of Units granted was determined according to each individual's position and level of responsibility within the Company. The restrictions on the initial grants lapse in four equal annual installments of 25% each on July 1, 1995, July 1, 1996, July 1, 1997, and July 1, 1998. No additional grants were made by the Committee in 1996.

    RETIREMENT SAVINGS PLAN

    The Property Service Businesses have adopted the Charles E. Smith Companies Employees Retirement Plan effective June 30, 1994, pursuant to Section 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The plan covers full-time employees of such entities and the Company who have completed six months of service, as defined by the plan. Executives of the Company who are also employed by the Property Service Businesses are eligible to participate on the same terms as nonexecutive employees, subject to any legal limitations on amounts which may be contributed or the benefits which may be payable under the plan.

    Participants may elect to contribute to the plan on a pre-tax basis, within certain percentage limitations, up to a maximum of $9,500 for both 1996 and 1997. The participating employer matches 50% of the first $1,500 of an employee's contribution, up to a maximum of $750. In addition, the participating employer may make a discretionary contribution, calculated as a percentage of each participant's compensation as defined by the plan.

    Receipt of benefits attributable to the employer's matching contribution and discretionary contribution is subject to the vesting and forfeiture provisions of the plan. An employee's own contribution is fully vested at all times.

    The Company did not contribute to the plan on behalf of Messrs. Smith and Kogod in 1996.

    CO-CHIEF EXECUTIVE OFFICER COMPENSATION

    Robert H. Smith and Robert P. Kogod, Co-Chief Executive Officers, each received a salary of $150,000 for the period January 1, 1996 to December 31, 1996. The salary and long-term compensation awards of Messrs. Smith and Kogod are determined substantially in conformity with the policies described above for all other executive officers of the Company. Messrs. Smith and Kogod receive a base salary which is substantially less than that of chief executive officers of many competitive companies, but the amounts paid to them are deemed appropriate in view of their substantial equity interest in the Company and their performance of services for entities other than the Company and the Property Service Businesses, which entities pay them separately for such services. Consistent with past practice, Messrs. Smith and Kogod did not receive a cash bonus for 1996.

    PROPERTY SERVICE BUSINESSES

    Certain executive officers of the Company also are employed by the Property Service Businesses, of which the Company owns 99% of the economic interest but does not own or control any voting stock. A substantial portion of such executive officers' total cash compensation is paid by the Property Service Businesses for services rendered to such entities. All base salary and annual bonus compensation decisions made by the Committee with respect to the executive officers who also are employed by the Property Service Businesses are made after consultation with the boards of directors of the Property Service Businesses.
In making their base salary and annual compensation decisions with respect to these executive officers, the boards of directors of the Property Service Businesses consider all of the factors described above along with the extent of services provided to the Property Service Businesses.



                             THE EXECUTIVE COMPENSATION COMMITTEE
                                       CHARLES B. GILL, CHAIRMAN
                                       MANDELL J. OURISMAN
                                       ROBERT P. KOGOD

                     EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS
                              AND INSIDER PARTICIPATION

    One of the members of the Executive Compensation Committee, Robert P. Kogod, is an executive officer of the Company. As described below, Mr. Kogod, together with his brother-in-law, Robert H. Smith (and their families), own interests in certain entities that were parties to certain transactions involving the Company, the Operating Partnership, and the Property Service Businesses during 1996. These transactions include the following:

- In connection with the evaluation of prospective land acquisition properties, the Operating Partnership from time-to-time employs the services of personnel employed by Charles E. Smith Construction, Inc. ("Smith Construction"), which is owned by Messrs. Smith and Kogod. For such services, Smith Construction received reimbursements of payroll expenses in the amount of approximately $657,000 during 1996.

- The Property Service Businesses lease office and associated parking spaces from partnerships affiliated with Messrs. Smith and Kogod, and the total rent paid by these entities to these partnerships during 1996 was $2,528,829.

- The Company's two retail properties lease health club facilities to entities controlled by Messrs. Smith and Kogod. Rent paid by these entities to the Company for the year 1996 totaled approximately $4,978,000.

- Partnerships or corporations in which Messrs. Smith or Kogod and their spouses have an interest made certain payments to the Company or the Property Service Businesses during 1996. These transactions include the following:

    - approximately $3,762,000 paid to Smith Realty Company in residential and retail management and leasing fees and hotel asset management fees (including an approximately $624,000 fee paid in connection with the termination of one hotel management agreement);

    - approximately $2,640,000 paid to Smith Realty Company as financing fees, for mortgage placement and related services or as reimbursement for financial services rendered;

    - approximately $5,630,000 paid to Smith Realty Company as reimbursement for the cost of corporate overhead and office services, including human resources, information systems, marketing, accounting, and similar services, provided to such entities;

    - approximately $21,301,000 paid to Consolidated Engineering Services, Inc. for engineering and technical consulting services provided to and the repair, replacement, and operation of HVAC systems of facilities owned by, such entities, and fees and payroll reimbursements paid by a joint venture of which Messrs. Smith and Kogod are the trustees (of which approximately $20,719,000 was payment for material, labor, and associated overhead costs incurred in performing such work);

    - approximately $23,244,000 paid to Smith Management Construction, Inc., for renovations, tenant and building improvements, and other construction management services provided to such entities (of which approximately $19,626,000 was payment for material, labor, and associated overhead costs incurred in performing such work); and

    - approximately $ 136,000 in commissions paid to Charles E. Smith Insurance Agency, Inc., directly or indirectly, for insurance coverage obtained for such entities.

                   VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    The following table sets forth beneficial ownership of shares of Common Stock as of March 20, 1997 (or otherwise as noted) for (i) persons known to the Company to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission) of more than 5% of Common Stock, (ii) each of the directors and Named Executive Officers of the Company, and (iii) the directors and executive officers of the Company as a group.



                           Number of                       Number of              Percentage
                           Shares                          Shares and Units       of all
Name and Address of        Beneficially   Percentage       Beneficially           Shares and
Beneficial Owner (1)       Owned          of Shares (2)    Owned                  Units (3)
--------------------       ------------   -------------    -----------------      ------------

    (i)

Cohen & Steers
Capital Management, Inc.     1,430,100 (4)       10.8 %         1,430,100               5.3%

United States Steel &
Carnegie Pension Fund          742,200 (5)        5.6%            742,200               2.8%

European Investors, Inc.       589,500 (6)        4.5%            589,500               2.2%

    (ii)

Robert H. Smith                145,700 (7)        1.1%          3,134,411 (8)          11.7%

Robert P. Kogod                104,370 (9)      *               3,051,583 (10)         11.3%

Ernest A. Gerardi, Jr.             0            *                  51,000               *

Matthew B. McCormick               0            *                   1,996               *

Roger L. Weeks                     0            *                  18,193               *

Anthony J. LoPinto (11)            400          *                     400               *

Charles R. Hagen                   400 (12)     *                     817                *

Fred J. Brinkman                   700          *                     700                *

Charles B. Gill                    400          *                     400                *

Mandell J. Ourisman                  0          *                 110,519                *

Mallory Walker                   4,000          *                   4,000                *

    (iii)

All directors and executive
   officers as a group
       (13 persons)            257,670        1.9%              3,549,177              13.3%

____________________
* less than 1%

(1) The address of each beneficial owner is 2345 Crystal Drive, Crystal City, Arlington, Virginia 22202, except as otherwise noted.
(2) Based on 13,232,953 shares of Common Stock issued and outstanding on March 20, 1997.
(3) Based on 13,232,953 shares of Common Stock issued and outstanding and 26,778,052 Units deemed outstanding on March 20, 1997 (13,545,089 of which are held by limited partners other than the Company). With the limited exception of certain recently-issued Units, holders of Units may redeem their Units for either shares of Common Stock, on a one-for-one basis, or the cash equivalent thereof, at the option of the Company.
(4) Based on a Schedule 13G dated February 5, 1997. According to the Schedule 13G, this owner has the sole power to vote or direct the vote of 1,170,700 of these shares. These shares represented 14.2% of the 10,059,975 shares outstanding and 6.5% of the 22,012,755 combined shares and Units outstanding on the date of such Schedule 13G. The business address of this owner is 757 Third Avenue, New York, New York 10017.
(5) Based on a Schedule 13G dated April 9, 1997. According to the Schedule 13G, the owner has the sole power to vote or direct the vote of all of these shares. The business address of this owner is 767 Fifth Avenue, New York, New York 10153.
(6) Based on a Schedule 13G filing dated February 4, 1997; includes E.I.I.Realty Securities, Inc., a subsidiary of the named owner. According to the Schedule 13G, the owner has the sole power to vote or direct the vote of 412,800 shares and the shared power to vote or direct the vote of 176,700 shares. These shares represented 5.9% of the 10,059,975 shares outstanding and 2.7% of the 22,012,755 combined shares and Units outstanding on the date of such Schedule 13G. The business address of this owner is 667 Madison Avenue, New York, New York 10021.
(7) Includes 145,500 shares held, directly and indirectly, by Robert Smith's spouse, Clarice Smith.
(8) The total number of Units includes 90,733 Units held by Robert Smith, 40,954 Units held by Clarice Smith and 2,857,024 Units held by corporations wholly owned by Messrs. Smith and Kogod and/or their spouses. The Units owned by these corporations are reported twice in this part of the table, once as beneficially owned by Robert Smith and again as beneficially owned by Robert Kogod, but only once in part (iii) of the table.
(9)  Includes 52,185 shares held by Robert Kogod's spouse, Arlene Kogod.
(10) The total number of Units includes 57,464 Units held by Robert Kogod, 32,725 Units held by Arlene Kogod and 2,857,024 Units held by corporations wholly owned by Messrs. Smith and Kogod and/or their spouses. The Units owned by these corporations are reported twice in this part of the table, once as beneficially owned by Robert Kogod and again as beneficially owned by Robert Smith, but only once in part (iii) of the table.
(11) Mr. LoPinto is no longer employed by the Company, and these amounts represent his last known ownership. His address is 1523 33rd Street, N.W., Washington, D.C. 20007.
(12) These shares are owned by his son.


                        CERTAIN RELATIONSHIPS AND TRANSACTIONS

    Certain transactions and relationships between directors and officers and the Company and its Property Service Businesses are described in the section entitled "Executive Compensation Committee Interlocks and Insider Participation" above. There are no additional matters requiring disclosure.


                               SECTION 16(A) DISCLOSURE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the NYSE. To the best of the Company's knowledge, all reports required in 1996 were timely filed.

                                   OTHER MATTERS

    The Company knows of no other matters to be presented for consideration at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in proxies returned to the Company to vote such proxies in accordance with their judgment on such matters.


                    SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    Proposals of shareholders to be presented at the 1998 Annual Meeting must be received by the Secretary of the Company prior to December 13, 1997, to be considered for inclusion in the Company's proxy material for the 1998 Annual Meeting of Shareholders. In addition, any shareholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy material pursuant to SEC Rule 14a-8) must comply with the advance notice provisions and other requirements of Article I, Section 1.11 of the Company's By-laws, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request.


                  VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

    Under the Company's Amended and Restated By-laws and Maryland statutory law governing corporations organized under Maryland law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the voting shares of Common Stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the most votes. All other proposals to come before the Meeting require the approval of a majority of the shares of Common Stock present and entitled to vote. Abstentions as to a particular proposal will have the same effect as votes against such proposal. Broker non-votes, however, will not be treated as entitled to vote on a proposal, will not be counted as votes for or against such proposal, and therefore will have no effect on the outcome of the vote on such proposal.

    The cost of preparing, assembling, and mailing the proxy material will be borne by the Company. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

    Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.


                             BY ORDER OF THE BOARD OF DIRECTORS


                             /s/ Ernest A. Gerardi, Jr.

                             Ernest A. Gerardi, Jr.
                             President and Chief Operating Officer


April 11, 1997

                      CHARLES E. SMITH RESIDENTIAL REALTY, INC.
                    2345 CRYSTAL DRIVE, ARLINGTON, VIRGINIA 22202



                                            April 11, 1997


Dear Fellow Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Charles E. Smith Residential Realty, Inc., to be held on Wednesday, May 14, 1997, at 9:30 a.m., Eastern Daylight Savings Time, in the Crystal Gateway Marriott Hotel, 1700 Jefferson Davis Highway, Crystal City, Arlington, Virginia 22202. Parking will be available for you in the hotel garage.

    The matters to be acted on at the meeting - the election of directors and the ratification of the selection of the Company's independent accountants - are described in the accompanying Notice and Proxy Statement.

    We realize that each of you cannot attend the meeting and vote your shares in person. However, whether or not you plan to attend the meeting, we need your vote. A proxy card on which to indicate your vote and an envelope, postage prepaid, in which to return your proxy are enclosed. WE URGE YOU TO COMPLETE, SIGN, AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

    This is your opportunity to voice your opinion on matters affecting the Company. Your participation is extremely important.


Sincerely,



/s/ Robert H. Smith               /s/ Robert P. Kogod


Robert H. Smith                   Robert P. Kogod
Co-Chairman of the Board and      Co-Chairman of the Board and
Co-Chief Executive Officer        Co-Chief Executive Officer

                                REVOCABLE PROXY
                  THIS PROXY IS SOLICITED BY AND ON BEHALF OF
                             THE BOARD OF DIRECTORS
                   CHARLES E. SMITH RESIDENTIAL REALTY, INC.
               REVOCABLE PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 14, 1997

    The undersigned shareholder of Charles E. Smith Residential Realty, Inc. (the "Company") hereby appoints Ernest A. Gerardi, Jr. and Robert D. Zimet, or either of them, proxies, with full power of substitution, to act for and to vote the shares of the Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of said Company to be held on May 14, 1997, and at any and all adjournments thereof.

    Receipt of the Company's Notice of Annual Meeting of Shareholders and Proxy Statement is acknowledged.

      IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREON, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTORS, FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

The Board of Directors recommends a vote FOR:
1. ELECTION OF DIRECTORS / / FOR ALL NOMINEES / / WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES
   Nominees: Mandell J. Ourisman  Robert H. Smith  Mallory Walker
   (INSTRUCTION: To withhold authority to vote for any individual nominee, print each such nominee's name or names in the space provided below.)
   _____________________________________________________________________________
2.  APPOINTMENT OF ARTHUR ANDERSEN LLP as Independent
Auditors               / / FOR              / / AGAINST              / / ABSTAIN
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                         MARK HERE FOR ADDRESS
                                         CHANGE AND NOTE AT LEFT ______

                                         (Please date and sign exactly as name
                                         appears on this proxy. Joint owners
                                         should each sign. When signing as
                                         attorney, executor, administrator,
                                         trustee, guardian, etc., give full
                                         title as well.)
                                         Signature:__________  Date:____________
                                         Signature:__________  Date:____________